Exhibit B-1

AMENDMENT

TO

STOCKHOLDERS AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Stockholders Agreement (as defined below) is made and entered into as of October 31, 2006, by and between CITIC Capital MB Investment Limited, an exempted company organized and existing under the laws of the Cayman Islands with registered address at P.O. Box 2804, 4th Floor, Scotia Center, George Town, Grand Cayman, Cayman Islands (“CITIC”), and PacificInfo Limited, an international company organized and existing under the laws of the British Virgin Islands (“PacificInfo”).

W I T N E S S E T H:

WHEREAS, CITIC and PacificInfo entered into that certain Stockholders Agreement, dated as of October 9, 2006 (the “Stockholders Agreement”), relating to the common stock of AsiaInfo Holdings, Inc., a Delaware corporation.

WHEREAS, pursuant to Section 7.3 of the Stockholders Agreement, the parties to the Stockholders Agreement may amend the Stockholders Agreement at any time by execution of an instrument in writing signed by all parties thereto.

WHEREAS, CITIC and PacificInfo desire to amend the Stockholders Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Section 1.2(b) of the Stockholders Agreement shall be amended in its entirety as follows:

“(b) within two (2) Business Days after the date of execution and delivery of the Amendment by the parties hereto, PacificInfo shall deposit, in cash in immediately available funds (the “Second Deposit” and together with the First Deposit, the “Deposits”), in an account specified by CITIC an aggregate of US$1,911,925;”

2. The parties hereto desire to make no further changes to the Stockholders Agreement, which shall continue to remain in full force and effect, except as amended by this Amendment.

3. Terms used but not defined herein shall have the meaning set forth in the Stockholders Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CITIC CAPITAL MB INVESTMENT LIMITED

By:	/s/ Eric Chan
Name:	Eric Chan
Title:	Director

PACIFICINFO LIMITED

By:	/s/ Edward Suning Tian
Name:	Edward Suning Tian
Title:	Director

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